UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                              FORM 15

   Certification and Notice of Termination of Registration under
                  Section 12(g) of the Securities
 Exchange Act of 1934 or Suspension of Duty to File Reports Under
                   Sections 13 and 15(d) of the
                 Securities Exchange Act of 1934.

                 Commission file number:   33-8105

                STAMFORD TOWERS LIMITED PARTNERSHIP
                                and
                 STAMFORD TOWERS DEPOSITARY CORP.
      (Exact name of registrant as specified in its charter)


   3 World Financial Center, 29th Floor, New York, NY 10285-2900,
               (212) 526-3183, Attn: Andre Anderson
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         Depository Units of Limited Partnership Interests
     (Title of each class of securities covered by this Form)


                               None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(i)     [X]
           Rule 12g-4(a)(1)(ii)          Rule 12h-3(b)(1)(ii)
           Rule 12g-4(a)(2)(i)           Rule 12h-3(b)(2)(i)
           Rule 12g-4(a)(2)(ii)          Rule  12h-3(b)(2)(ii)
           Rule 15d-6

   Appropriate number of holders of record as of the certification or notice date: 0 The General Partner of the Registrant has filed, with the Secretary of State of the State of Delaware, a
Certificate of Cancellation of the Certificate of Limited Partnership of Stamford Towers Limited Partnership, effective as of November 16, 1998.

   Pursuant to the requirements of the Securities Exchange Act of 1934, Stamford Towers Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              Stamford Towers Limited Partnership
                              Stamford Towers Depositary Corp.

                              By:   Stamford Towers, Inc.
                                General Partner

Date:  November 16, 1998           /s/Michael T. Marron
                              Name:  Michael T. Marron
                              Title: President and Chief
                                     Financial Officer